Exhibit 99.1

PRESS RELEASE

InfoSonics Regains Compliance with NASDAQ

Rule 5550(a)(2), $1.00 Minimum Bid Requirement

SAN DIEGO, May 17, 2012 – InfoSonics Corporation (NASDAQ: IFON) today announced that on May 16, 2012 it received notification from the NASDAQ Stock Market indicating that the Company has regained compliance with NASDAQ Rule 5550(a)(2) in that the Company’s closing bid price has been at $1.00 per share or greater for at least 10 consecutive business days. The notification stated that the matter of the deficiency, which arose as of April 5, 2011, is now closed and the Company’s stock will continue to be listed and trade on The Nasdaq Capital Market.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to OEMs, carriers and distributors in Latin America, Europe, Africa and Asia Pacific. The Company designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Contacts:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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